EXHIBIT (14)(A)


          CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Trustees
Wells Fargo Funds Trust:

We consent to the use of our report dated November 14, 2003 with respect to the financial statements of the Wells Fargo Index Fund; our report dated May 17, 2004 with respect to the financial statements of the Wells Fargo National Tax Free Money Market Fund and the Wells Fargo Money Market Fund and our report dated August 19, 2004 with respect to the financial statements of the Wells Fargo Minnesota Tax Free Fund and to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the Statements of Additional Information in this Registration Statement.


/S/ KPMG LLP
___________________________


KPMG LLP
Philadelphia, Pennsylvania
September 15, 2004